Exhibit 21.1

Subsidiaries of the registrant

Direct and Indirect Subsidiaries	Jurisdiction of Organization	Ownership

Sohu.com (Hong Kong) Ltd.	Hong Kong	100%

Sohu.com Limited	Cayman Islands	100%

Beijing Sohu New Era Information Technology Co., Ltd.	People’s Republic of China	100%

Beijing Sohu Interactive Software Co., Ltd.	People’s Republic of China	100%

Kylie Enterprises Limited	British Virgin Islands	100%

All Honest International Limited	British Virgin Islands	100%

Go2Map Inc.	Cayman Islands	100%

Go2Map Software (Beijing) Co., Ltd.	People’s Republic of China	100%

Sohu.com (Search) Limited	Cayman Islands	100%

Sogou Inc.	Cayman Islands	64%

Sogou (BVI) Limited	British Virgin Islands	64%

Sogou Hong Kong Limited	Hong Kong	64%

Beijing Sogou Technology Development Co., Ltd.	People’s Republic of China	64%

Beijing Sohu New Media Information Technology Co., Ltd.	People’s Republic of China	100%

Beijing Sohu Software Technology Co., Ltd.	People’s Republic of China	100%

Beijing Fire Fox Digital Technology Co., Ltd.	People’s Republic of China	100%

Beijing Sohu New Momentum Information Technology Co., Ltd.	People’s Republic of China	100%

Wuxi Sohu New Momentum Information Investment Co., Ltd.	People’s Republic of China	100%

Sohu.com (Game) Limited	Cayman Islands	100%

Changyou.com Limited	Cayman Islands	68%

Changyou.com (US) Inc.	United States	68%

Changyou.com (UK) Company Limited	United Kingdom	68%

Changyou My Sdn. Bhd	Malaysia	68%

Changyou.com (HK) Limited	Hong Kong	68%

Beijing AmazGame Age Internet Technology Co., Ltd.	People’s Republic of China	68%

Changyou.com Korea Limited	Korea	68%

Beijing Changyou Gamespace Software Technology Co., Ltd.	People’s Republic of China	68%

ICE Entertainment (HK) Limited	Hong Kong	68%

ICE Information Technology(Shanghai)Co.,Ltd	People’s Republic of China	68%

Beijing Yang Fan Jing He Information and Consultant Co., Ltd.	People’s Republic of China	68%